SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2004

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Robert P. May was elected to Charter Communications, Inc.'s ("Charter") Board of Directors as a Class B director on October 21, 2004. Upon his election to Charter's board, Mr. May was appointed to the Strategic Planning Committee of Charter's Board of Directors. Mr. May will receive compensation for his board and committee service commensurate with that of the other members of Charter's Board of Directors.

Mr. May has been a member of the Board of Directors of HealthSouth Corporation, a national provider of healthcare services, since October 2002. He has been the Chairman of HealthSouth's Board of Directors since July 2004. Mr. May also served as HealthSouth Corporation's Interim Chief Executive Officer from March 2003 until May of 2004, and as Interim President of its Outpatient and Diagnostic Division from August 2003 to January 2004. From March 2001 until March 2003, Mr. May was principal of RPM Systems, a strategic and private investing consulting firm. From March 1999 to March 2001, Mr. May served on the Board of Directors and was Chief Executive Officer of PNV Inc., a national telecommunications company. PNV Inc. filed for bankruptcy in December 2000. Prior to his employment at PNV Inc., Mr. May was Chief Operating Officer and a member of the Board of Directors of Cablevision Systems Corporation from 1996 to 1998, and prior to that held several executive positions with Federal Express Corporation, including President, Business Logistics Services. Mr. May was educated at Curry College and Boston College and attended Harvard Business School's Program for Management Development.

Upon the satisfaction of certain regulatory requirements, including the mailing of an Information Statement to the holders of Charter's Class A Common Stock, it is intended that Mr. May fill the vacant seat on Charter's Board of Directors that is elected by the holders of the Class A Common Stock and Class B Common Stock voting together as one class (the "Class A/B Director"). Mr. May has agreed to become the Class A/B Director upon his election as such, at which time he will resign as a Class B Director.

Jonathan L. Dolgen was elected to Charter's Board of Directors as a Class B director on October 21, 2004. Mr. Dolgen will receive compensation for his board service commensurate with that of the other members of Charter's Board of Directors.

Since July 2004, Mr. Dolgen has been a Senior Advisor of Viacom, Inc. ("Viacom") a worldwide entertainment and media company, where he provides advisory services to the Chairman and Chief Executive of Viacom, or others designated by him, on an as requested basis. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Viacom, where he oversaw various operations of Viacom's businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. Mr. Dolgen began his career in the entertainment industry in 1976 and until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen holds a B.S. degree from Cornell University and a J.D. degree from New York University.

Pursuant to certain affiliation agreements with networks of Viacom, including MTV, MTV2, Nickelodeon, VH1, TVLand, CMT, Spike TV, Comedy Central, Viacom Digital Suite, CBS owned and operated broadcast stations, Showtime, The Movie Channel, and Flix, Viacom provides Charter with programming for distribution via our cable systems. The affiliation agreements provide for, among other things, rates and terms of carriage, advertising avails on the Viacom networks, which Charter can sell to local advertisers and marketing support. For the year ended December 31, 2003, Charter paid Viacom approximately $188 million for programming and recorded approximately $4.7 million from Viacom networks related to launch incentives for certain channels and marketing support as a reduction of programming and marketing expenses, respectively.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Effective October 21, 2004, Section 3.2 of the Amended and Restated Bylaws of Charter was amended to provide that the number of directors on the Board of Directors of Charter shall be fixed at twelve (12) persons, until changed from time to time by resolution of the Board or by the stockholders and that eleven (11) directors shall be elected by the holders of the Class B Common Stock and one (1) director shall be elected by the holders of the Class A Common Stock and Class B Common Stock voting together as one class. Section 3.2 of the Amended and Restated Bylaws previously provided that the number of directors would be fixed at ten (10) persons. A copy of the amendment is being filed with this report as Exhibit 3.1.

ITEM 9.01. EXHIBITS.

Exhibit Number	Description
3.1	7th Amendment to the Amended and Restated Bylaws of Charter Communications Inc.*

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

Dated: October 21, 2004

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Interim Co-Chief Financial Officer,
Senior Vice President and Controller
(Co-Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
3.1	7th Amendment to the Amended and Restated Bylaws of Charter Communications Inc.*

* filed herewith